Exhibit 10.5

CARSON STORAGE
SERVICES AGREEMENT

This Carson Storage Services Agreement (the “Agreement”) is dated as of June 1, 2013, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 25(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”).
RECITALS

WHEREAS, TRMC has agreed to purchase certain assets pursuant to the Purchase and Sale Agreement dated August 8, 2012 by and among the Sellers named therein and TRMC (the “BP Purchase Agreement”), which assets include the Storage Facility (the “Assets”);
WHEREAS, on the Closing Date, immediately after TRMC’s acquisition of the Assets pursuant to the BP Purchase Agreement, TRMC desires to contribute the Assets to the General Partner, the General Partner desires to contribute the Assets to the Partnership and the Partnership desires to contribute the Assets to TLO, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated May 17, 2013 (the “Contribution Agreement”);
WHEREAS, pursuant to the Contribution Agreement, TLO owns the storage facilities for crude oil, refinery feedstocks and refined products at the facility further described in Schedule A attached hereto (the “Storage Facility”), which includes without limitation the Tanks and Pipelines defined below;
WHEREAS, TLO desires to provide storage and handling services with respect to crude oil, refinery feedstocks and refined products owned by TRMC and stored in one or more of TLO’s Tanks (as defined below);
WHEREAS, TLO’s Tanks (as defined below) at the Storage Facility have an aggregate Shell Capacity (as defined below) of 1,920,000 Barrels (as defined below);
WHEREAS, by virtue of its indirect ownership interests in the Partnership, TRMC has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and
WHEREAS, TRMC and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“BP Purchase Agreement” has the meaning set forth in the Recitals.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 7(b).
“Closing Date” means the date on which the transactions are consummated pursuant to the BP Purchase Agreement.
“Commencement Date” has the meaning set forth in Section 3.
“Commitment” has the meaning set forth in Section 2(a).
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Construction Notice” has the meaning set forth in Section 17(a).
“Construction Project” has the meaning set forth in Section 17(a).
“Contribution Agreement” has the meaning set forth in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Extension Period” has the meaning set forth in Section 4.
“First Offer Period” has the meaning set forth in Section 22(b).
“Force Majeure” means events or circumstances, whether foreseeable or not, which are not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
“Force Majeure Notice” has the meaning set forth in Section 23(a).
“Force Majeure Period” has the meaning set forth in Section 23(a).
“General Partner” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Lease Expiration Date” has the meaning set forth in Section 17(a).
“Lease Agreement” means that certain lease agreement of the Leased Premises, by and between Shippers Transport and BP West Coast Products, LLC, dated as of January 1, 2005, as amended from time to time, and as assigned by BP West Coast Products, LLC to TLO as of the date hereof.
“Leased Premises” means approximately 59.11 acres of real property located South of Sepulveda Boulevard and East of Wilmington Avenue in the City of Carson and the State of California.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“Negotiation Period” has the meaning set forth in Section 17(a).
“New Lease” has the meaning set forth in Section 17(b).
“Operating Capacity” means the effective storage capacity of a Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, only as to Products that such Tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The current Operating Capacity of each Tank shall be listed on the applicable Terminal Service Order as of the date of such Terminal Service Order.
“Operating Procedures” has the meaning set forth in Section 15(a).
“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.
“Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” means those pipelines within the Storage Facility that connect the Tanks to one another and to the receiving and delivery flanges of the Storage Facility.
“Product” or “Products” means crude oil, refinery feedstocks, refined products, and other materials stored in the Tanks in the ordinary course of business.
“Receiving Party Personnel” has the meaning set forth in Section 29(d).
“Refinery” means TRMC’s refining facility located in Los Angeles, California, including the refining facility formerly owned by BP West Coast Products, LLC, located in Carson, California, and the TRMC refining facility located in Wilmington, California.
“Replacement Customer” has the meaning set forth in Section 25(c).
“Restoration” has the meaning set forth in Section 7(a).
“Right of First Refusal” has the meaning set forth in Section 22(b).
“ROFO Notice” has the meaning set forth in Section 17(b).
“ROFO Response” has the meaning set forth in Section 17(b).
“Shell Capacity” means the gross storage capacity of a Tank for each respective Product, based upon its dimensions, as set forth for each Tank on Schedule B attached hereto and in applicable Terminal Service Orders.
“Shippers Transport” means Shippers Transport Express, Inc., a California corporation.
“Storage Facility” has the meaning set forth in the Recitals.
“Storage Services Fee” has the meaning set forth in Section 5(a).
“Surcharge” has the meaning set forth in Section 8(b)(i).
“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a Tank during all periods when the Tank is available for service to keep the Tank in regulatory compliance or (b) is necessary for physical operation of the Tank.

“Tanks” mean the tanks owned by TLO and listed on Schedule B attached hereto, each of which is used for the storage of Products and located at the Storage Facility.

“Term” and “Initial Term” each have the meaning set forth in Section 4.
“Terminal Service Order” has the meaning set forth in Section 6(a).
“Termination Notice” has the meaning set forth in Section 23(a).
“TLO” has the meaning set forth in the Preamble.
“TRMC” has the meaning set forth in the Preamble.
“TRMC Termination Notice” has the meaning set forth in Section 23(b).

2.	STORAGE COMMITMENT
(a)    Commitment. During the Term of this Agreement and subject to the terms and conditions of this Agreement and the effective Operating Capacity of each Tank and the Storage Facility as a whole, TLO shall, as applicable, store all Products tendered by TRMC at the Storage Facility (the “Commitment”).
(b)    Dedicated Storage. The Tanks identified on Schedule B attached hereto shall be dedicated and used exclusively for the storage of TRMC’s Products. TRMC shall be responsible for maintaining all Tank Heels required for operation of the Tanks. Tank Heels cannot be withdrawn from any Tank without prior approval of TLO. TRMC shall pay the fees specified in the applicable Terminal Service Order for the dedication of the Tanks.

3.	COMMENCEMENT DATE
The “Commencement Date” will be June 1, 2013, which is the Closing Date.

4.	TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through May 31, 2023 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”

5.	STORAGE SERVICES FEE
(a)    Storage Services Fee. TRMC shall pay a Monthly fee (the “Storage Services Fee”) to reserve, on a firm basis, all of the existing aggregate Shell Capacity of all of the Tanks in the Storage Facility. Such fee shall include all storage, pumping, and transshipment between and among the Tanks. Such fee shall be payable by TRMC on a Monthly basis throughout the Term of the Agreement, regardless of the actual volumes of Products stored by TLO on behalf of TRMC; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (i) TRMC requires the full Operating Capacity of the Tanks, (ii) the full Operating Capacity of the Tanks is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC), and (iii) TLO is unable to otherwise accommodate the actual volumes of Products required to be stored by TRMC pursuant to the terms of this Agreement. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the affected Tank or Tanks pursuant to the mutually agreed Terminal Service Orders. (For example, if the Storage Services Fee applicable to the Shell Capacity of the affected Tank is $0.80 per Barrel per month x 345,000 Barrels = $276,000, and if the Operating Capacity in the then-applicable Terminal Service Order is 301,000 Barrels, and if the Operating Capacity falls 10% to 270,900, then TRMC’s Storage Services Fee for the affected Tank during the period in which the full Operating Capacity of such Tank is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC) would be reduced by 10% to $248,400.)  Prior to the calculation of a reduced Storage Services Fee in the manner set forth above, there shall have been at least a consecutive twenty-four (24) hour interruption in service. The Parties recognize that the existing Operating Capacity of certain Tanks is less than the Shell Capacity of such Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Terminal Service Order.
(b)    Rate and Fee. The Storage Services Fee shall be calculated using the per Barrel rate set forth on the Terminal Service Orders executed effective as of the Commencement Date for the then-existing aggregate Shell Capacity of all of the Tanks in the Storage Facility. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

6.	TERMINAL SERVICE ORDERS
(a)    Description. TLO and TRMC shall enter into the Terminal Service Orders referred to in Section 5(b) and may enter into additional terminal service orders substantially in the form attached hereto as Schedule A (each, a “Terminal Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both TLO and TRMC.
(b)    Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:
(i)    the Operating Capacity and Shell Capacity of each Tank;
(ii)    the Storage Services Fee pursuant to Section 5;
(iii)    any reimbursement pursuant to Section 8(a);
(iv)     any Surcharge pursuant to Section 8(b);
(v)    any modification, cleaning, or conversion of a Tank as requested by TRMC pursuant to Section 9(a);
(vi)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and

(vii)     any other services that may be agreed upon by the Parties.
(c)    Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2014, by a percentage equal to the positive change, if any, in the CPI-U (All Urban Consumers) during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.
(d)    Conflicts. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

7.	CAPABILITIES OF FACILITIES
(a)    Maintenance and Repair. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain each Tank and the Pipelines in a condition and with a capacity sufficient to store and handle a volume of TRMC’s Products at least equal to the current Operating Capacity for the Storage Facility as a whole. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs TLO’s ability to perform such obligations. If for any reason, including, without limitation, a Force Majeure event, the condition of any Tanks and/or associated Pipelines are below the level necessary for TLO to store and handle a volume of TRMC’s Products at least equal to the current Operating Capacity, then within a reasonable period of time thereafter, TLO shall make repairs to restore the capacity of such Tank and/or associated Pipeline(s) to ensure service at the current Operating Capacity (“Restoration”). Except as provided below in Section 7(b), all of such Restoration shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.
(b)    Capacity Resolution.    In the event of the failure of TLO to maintain any Pipeline or Tank in a condition and with a capacity sufficient to store and handle a volume of TRMC’s Products equal to its current Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity of the Tank and/or its associated Pipeline(s) which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage of TRMC’s Products at the Storage Facility, to the extent the Storage Facility has the capability of doing so, during the period before Restoration is completed. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Tank and/or associated Pipeline(s) in a more expedited manner than the time schedule determined in accordance with the preceding sentences, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment upon the occurrence of mutually agreed upon milestones in the Restoration process. In the event that the Operating Capacity of a

Tank is reduced, and the Parties agree that the Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage Services Fee to account for the reduced Operating Capacity available for TRMC’s use. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to pay the Restoration costs based on milestone payments or if the Parties agree to a reduced Storage Services Fee, then neither Party shall have the right to terminate this Agreement or any applicable Terminal Service Order pursuant to Section 23 below, so long as any such Restoration is completed with due diligence.
(c)    TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 7(b), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 7(b), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 7(b), require TLO to complete a Restoration of the affected Pipeline or Tank, and the Storage Services Fee shall be reduced, as described in Section 7(b) above, to account for the reduced Operating Capacity available for TRMC’s use until such Restoration is completed. Any such Restoration required under this Section 7(c) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the affected Tank or Pipeline while such Restoration is being completed. Any work performed by TLO pursuant to this Section 7(c) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement or any Terminal Service Order (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement or any Terminal Service Order, including, without limitation, the obligation to make Restorations as described herein.

8.	REIMBURSEMENT; SURCHARGES
(a)    Reimbursement. TRMC shall reimburse TLO for all of the following: (i) the actual cost of any expenditures that TLO agrees to make upon TRMC’s request, and (ii) any cleaning, degassing or other preparation of the Tanks at the expiration of this Agreement.
(b)    Surcharges.
(i)    If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Storage Facility or with respect to the services provided hereunder, TLO may, subject to the terms of this Section 8(b) impose a surcharge (a “Surcharge”) to cover TRMC’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of TRMC’s use of the services or facilities impacted by such new laws or regulations.
(ii)    TLO shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 8(b)(i). TLO and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized, with the understanding that TLO and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes to Operating Capacities or other performance standards set forth in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.
(iii)    In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.
(iv)    In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, TLO shall notify TRMC of the amount of the Monthly Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.
(A)    If within thirty (30) days of such notification provided in Section 8(b)(iv), TRMC does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:
(1) require TRMC to pay such Surcharge, up to a fifteen (15%) increase in the applicable service fee; or
(2) terminate the Tank(s) or other facilities from this Agreement upon notice to TRMC.
(B)    TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30)-day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.
(v)    TRMC may, at its option, elect to pay the Surcharge by one of the two following methods, to be selected within thirty (30) days of the date TLO notifies TRMC of the proposed Surcharge:
(A)    TRMC may pay the Surcharge to TLO in full upon completion of a project; or
(B)    TRMC may pay a Surcharge in Monthly installments pursuant to the following conditions:
(1)    the Surcharge payment obligation shall commence upon completion of a project, with the first Surcharge payment to be made in accordance with the first invoice delivered by TLO following completion of the construction.
(2)    the outstanding principal balance of TRMC’s payment obligation shall bear interest at a per annum rate of nine percent (9%), and shall be repaid in equal Monthly installments of principal and interest, with such payment to be based on the outstanding principal balance amortized over (A) five (5) years, or (B) the number of years remaining in the Term, whichever time period is shorter; provided, however, that if this Agreement is terminated pursuant to Sections 4, 21 or 22, then the remaining unpaid principal balance of TRMC’s will be due and payable within thirty (30) days of the date of such termination hereunder.

9.	TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT
(a)    Tank Modifications. Each of the Tanks shall be used for its historical service, provided however, that TRMC may request that a Tank be changed for storage of a different grade or type of Product. In such an instance, TLO shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by TLO at the request of TRMC, TRMC shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges TLO may be required to pay in regard to such waste (subject to subparagraph (c) below), which costs shall be set forth on the applicable Terminal Service Order. TLO may require TRMC to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage Services Fee to reimburse TLO for its costs of such modifications, plus a reasonable return on capital.
(b)    Responsibility for Fees. Should TLO take any of the Tanks out of service for regulatory requirements, repair, or maintenance, TRMC shall be solely responsible for any alternative storage or Product movements as required and all third-party fees associated with such movements that are not within the Storage Facility; provided that TLO shall not be reimbursed for any costs of transportation through TLO’s facilities that it might be entitled to collect under any tariff or agreement with TRMC. Unless any Tank is removed specifically at TRMC’s request, TRMC shall not be responsible to TLO for any Storage Services Fees for any Tanks taken out of service during the period that such Tank is out of service.
(c)    Removal of Product. Materials stored in or removed from the Storage Facility shall at all times remain owned by TRMC or any applicable Replacement Customer, and the owner of the Product shall always remain responsible for, at the owner’s sole cost, receiving custody of all of its materials to be removed from the Storage Facility, making appropriate arrangements to receive custody at the Storage Facility in a manner acceptable to TLO, and disposal of such material after custody is returned to the owner. TRMC shall be responsible for any fees and costs associated with the disposal of hazardous waste (unless caused by TLO’s negligence). TLO shall have no obligations regarding disposition of such materials, other than to return custody to the owner at the Storage Facility.

10.	NEWLY IMPOSED TAXES AND REGULATIONS
TRMC shall promptly reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on TRMC’s behalf for the services provided by TLO under this Agreement or any applicable Terminal Service Order. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes shall be specified in an applicable Terminal Service Order.

11.	PAYMENTS
TLO will invoice TRMC on a Monthly basis, and all amounts owed shall be due and payable no later than ten (10) days after TRMC’s receipt of TLO’s invoice. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

12.	SCHEDULING
All scheduling of delivery into and redelivery out of the Tanks shall be decided by mutual agreement of the Parties. TRMC shall identify to TLO prior to the delivery of any Product to the Storage Facility, the specific Tanks to be used for receiving and storing such Product.

13.	SERVICES; VOLUME LOSSES
(a)    Services. The services provided by TLO pursuant to this Agreement or any applicable Terminal Service Order shall only consist of storage of the Products at the Tanks.
(b)    Volume Losses. From the date hereof for a period of six (6) Months, the Parties agree to adopt the applicable measurement and volume loss control practices of BP Plc at the Terminals as of the date hereof. The Parties agree to renegotiate the applicable measurement and volume loss control practices at the end of the six (6) Month period.

14.	CUSTODY TRANSFER AND TITLE
TLO shall be deemed to have custody of the Product after it enters TLO’s fixed receiving flange and until the Product leaves the fixed delivery flange on the receiving manifold at the Storage Facility. TRMC shall be deemed to receive custody of the Product when it enters the delivery flange into the applicable pipeline which delivers Product into the Refinery. Upon re-delivery of any Product to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title to all TRMC’s Products received in the Storage Facility shall remain with TRMC at all times. Both Parties acknowledge that this Agreement and any Terminal Service Order represent a bailment of Products by TRMC to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of TRMC. TRMC hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement or any applicable Terminal Service Order. TRMC acknowledges that, notwithstanding anything to the contrary contained in this Agreement or in any Terminal Service Order, TRMC acquires no right, title or interest in or to any of the Storage Facility), except the right to receive, deliver and store the Products in the Tanks. TLO shall retain control of the Storage Facility.

15.	OPERATING PROCEDURES; SERVICE INTERRUPTIONS
(a)    Operating Procedures for TRMC. TRMC hereby agrees to strictly abide by any and all procedures (the “Operating Procedures”) relating to the operation and use of the Storage Facility

(including the Tanks) and the Pipelines that generally apply to receipt, delivery, storage, and movement of Products at the Storage Facility. TLO shall provide TRMC with a current copy of its Operating Procedures and shall provide TRMC with thirty (30) days’ prior written notice of any changes to the Operating Procedures, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law.
(b)    Operating Procedures for TLO. TLO shall carry out the handling of the Products at the Storage Facility, the Tanks, and the Pipelines in accordance with the Operating Procedures.
(c)    Service Interruptions. TLO shall use reasonable commercial efforts to minimize the interruption of service at each Tank and/or any of the associated Pipeline(s). TLO shall promptly inform TRMC’s operational personnel of any anticipated partial or complete interruption of service at any Tank and/or associated Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.

16.	LIENS
TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to all Products stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Product titled in TRMC’s name shall not be subject to any lien on the Storage Facility or TLO’s Product stored there.

17.	SHIPPERS TRANSPORT LEASE; STORAGE RIGHT OF FIRST REFUSAL
(a)    Initial Lease Agreement. Unless it is otherwise extended, the Lease Agreement shall expire as of December 31, 2014 (the “Initial Lease Expiration Date”). Under the Lease Agreement, Shippers Transport, the lessee, has the right to extend the Lease Agreement for an additional five (5) year term, subject to cancellation by TLO on 180 days’ notice. The Parties acknowledge that TRMC shall have a right to request that the Leased Premises be instead used for construction of additional tanks or other uses associated with the Refinery (a “Construction Project”). In such an instance, TRMC shall notify TLO, in writing (the “Construction Notice”), at least twelve (12) months prior to the proposed Lease Agreement cancellation date, of TRMC’s request to TLO that it terminate the Lease Agreement (in accordance with the terms therein and as described below). TRMC and TLO shall negotiate in good faith for a period of up to 180 days from the date of the Construction Notice (the “Negotiation Period”) to determine the pricing and other primary terms regarding the Construction Project. If the Parties agree upon mutually acceptable terms during the Negotiation Period, then TLO shall provide notice of cancellation of the Lease Agreement in accordance with its express terms, and TLO and TRMC shall enter into a Terminal Service Order that provides for TLO to provide additional services to TRMC on the Leased Premises under the negotiated terms.
(b)    Subsequent Lease Agreements. Upon termination of the Lease Agreement (with an extension for one five-year term beyond the Initial Lease Expiration date, if applicable), TLO shall have the right to enter into new or renewal leases or similar use agreements (each a “New Lease”) covering all or part of the Leased Premises, subject to the following conditions. TLO shall provide TRMC with at least one hundred twenty (120) days advance notice (the “ROFO Notice”) of any New Lease proposed to be entered into within twenty (20) years of the date of this Agreement. The ROFO Notice shall include any material terms, conditions and details as would be reasonably relevant for TRMC to consider in developing a responsive offer (the “ROFO Response”) proposing alternate terms for TLO to provide services to TRMC on the Leased Premises. TRMC shall have the right to deliver the ROFO Response within sixty (60) days of its receipt of the ROFO Notice, and TLO shall not make any binding commitments for a New Lease during such sixty (60) day period, unless TRMC notifies TLO that it does not desire to make a ROFO Response. If TRMC delivers a ROFO Response proposing for TLO to provide services to TRMC on the Leased Premises, then the Parties shall have a period of sixty (60) days to negotiate mutually acceptable terms for TRMC to provide such services on the Leased Premises. Any such terms should provide TLO with equal or greater economic benefit than it would receive from the New Lease outlined in the ROFO Notice. TLO shall be under no obligation to expend capital, make any improvements or otherwise alter or change the use of the Leased Premises, unless it elects to do. If the Parties are able to reach agreement on terms for TLO to provide services to TRMC on the Leased Premises, then such terms shall be set forth in a Terminal Service Order, and such services shall be provided pursuant to this Agreement and the applicable Terminal Service Order. If the Parties are unable to reach agreement on such terms within such sixty (60) day negotiating period, then TLO shall be entitled to execute a New Lease with a third- party, consistent with the terms set forth in the ROFO Notice, provided that no such New Lease entered into within fifteen (15) years of the date of this Agreement shall be for a term in excess of five (5) years, and if such New Lease provides a right for further extensions or renewals, then TRMC shall have a prior right to enter into a Terminal Service Order with TLO for alternate use of such lands on the terms outlined above prior to any such extension or renewal term becoming effective, and any provision in any such New Lease for an extension or renewal of the initial term shall be conditioned upon and subject to TRMC’s rights to make an alternative proposal on the terms set forth in this Section 17(b), the same as if such extension or renewal were a New Lease.

18.	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)    Compliance With Law. None of the Products covered by this Agreement or any Terminal Service Order shall be derived from any Product which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction.
(b)    Licenses and Permits. TLO shall maintain all necessary licenses and permits for the storage of Products at the Storage Facility.
(c)     Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Storage Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order, shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.
(d)    New Or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or any Terminal Service Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

19.	LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, except to the extent set forth herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement or any Terminal Service Order, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

20.	INDEMNIFICATION
(a)    TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the Pipelines or the Storage Facility and the services provided hereunder, and, as applicable, its carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by TRMC due to violations of this Agreement or any Terminal Service Order by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.

(b)    TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and each of its affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC, in connection with TRMC’s use of the Pipelines or the Storage Facility and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement or any Terminal Service Order by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by gross negligence, breach of this Agreement or any Terminal Service Order, or willful misconduct of TLO.

21.	TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT
(a)    Termination for Default. A Party shall be in default under this Agreement or any Terminal Service Order if:
(i)    the Party breaches any provision of this Agreement or a Terminal Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Terminal Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day Period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or
(ii)    the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
If either Party is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (1) terminate this Agreement and all applicable Terminal Service Orders upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and the Terminal Service Orders; and/or (3) pursue any other remedy at law or in equity.

(b)    If a Party breaches any provision of this Agreement or a Terminal Services Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(c)    Obligations at Termination. Unless otherwise mutually agreed by the Parties, within thirty (30) days of the termination or expiration of this Agreement, (i) TRMC shall promptly remove all of its removable Products from the Storage Facility and (ii) TLO shall remove the remaining Tank Heels and tank bottoms and deliver them to TRMC or TRMC’s designee. In the event all of the Product is not removed within such thirty (30) day period, TRMC shall be assessed a holdover storage fee, calculated on the same basis as the Storage Services Fee, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time TRMC’s entire Product is removed from the Tanks and the Storage Facility; provided, however, that TRMC shall not be assessed any storage fees associated with the removal of Product to the extent that TRMC’s ability to remove such Product is delayed or hindered by TLO, its agents, or contractors for any reason.

22.	RIGHT TO ENTER INTO A NEW STORAGE AGREEMENT
(a)    Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 21, TRMC shall have the right to require TLO to enter into a new storage services agreement (with ancillary Terminal Service Orders, as appropriate) with TRMC that (i) is consistent with the terms set forth in this Agreement and Terminal Service Orders in effect at the time of such termination, (ii) relates to the same Storage Facility and the Tanks that are the subject matter of this Agreement and applicable Terminal Service Orders, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new storage services agreement shall not extend beyond May 31, 2033.
(b)    New Agreement; Right of First Refusal. In the event that TLO proposes to enter into a storage services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) by default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 21, TLO shall give TRMC ninety (90) days’ prior written notice of any proposed new storage services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new storage services agreement with TLO (the “Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such storage services agreement during the First Offer Period, then TLO shall be obligated to enter into a storage services agreement with TRMC on the terms set forth in subsection (a) above. If TRMC does not exercise its Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party storage services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 22(b) shall again become effective.

23.	FORCE MAJEURE
(a)    Force Majeure Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, the Storage Services Fee shall be reduced by an amount equal to the Shell Capacity for each affected Tank, provided that if TRMC is able to continue to store Product in a Tank during the Force Majeure Period, but at a reduced Operating Capacity, the Storage Services Fee shall be reduced in proportion to the amount the effective Operating Capacity is reduced. If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 7 above, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement or any Terminal Service Order solely with respect to the affected Tank(s), but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 23(a) to terminate this Agreement or any Terminal Service Order as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 7.
(b)    Termination Notice. Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement or any Terminal Service Order within a reasonable period of time and TRMC mutually agrees, which agreement shall not be unreasonably withheld, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement or any Terminal Service Order shall continue in full force and effect as if such TRMC Termination Notice had never been given.

24.	SUSPENSION OF REFINERY OPERATIONS
This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or temporarily suspend refining operations at the Refinery. TRMC is not permitted to suspend or reduce its obligations under this Agreement or any Terminal Service Order in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Storage Services Fees under this Agreement or any Terminal Service Order for the duration of the suspension. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.

25.	ASSIGNMENT; SUBCONTRACT; PARTNERSHIP CHANGE OF CONTROL
(a)    Assignment to TLO. On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.
(b)    TRMC Assignment to Third Party. TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
(c)    Subcontract. Should TRMC desire to subcontract to a third party (“Replacement Customer”) any dedicated storage subject to a Terminal Service Order, TRMC must notify TLO in writing prior to the proposed start of the subcontract. TLO has the right to approve any Replacement Customer with such approval being conditioned only upon reasonable commercial standards. Unless otherwise agreed in writing between TRMC and TLO, and between Replacement Customer and TLO, TRMC will continue to be liable for all terms and conditions of this Agreement related to any subcontracted Tank, including, but not limited to, remittance of any fees set forth in a Terminal Service Order applicable to the subcontracted Tank. TRMC shall be responsible for collection of any fees due to TRMC from the Replacement Customer. TRMC and TLO may mutually agree that operational notices concerning scheduling and similar matters can be directly provided between TLO and any Replacement Customer.
(d)    TLO Assignment. TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of the Storage Facility so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.
(e)    Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(f)    Partnership Change of Control. TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

26.	ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT
(a)    Storage Services Fee Documentation. Within ten (10) Business Days following the end of each Month, TLO shall furnish TRMC with a statement showing, by Tank, a calculation of all of TRMC’s Monthly Storage Services Fees. TLO shall furnish all appropriate documentation to support the calculation of all fees, and, to the extent reasonably available, to document movement of Products through the Storage Facility.
(b)    Access. Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

27.	INSURANCE
(a)    Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Terminal Service Order. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC may procure worker’s compensation insurance from the State of California. All limits listed below are required MINIMUM LIMITS:

(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii)
Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)
Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Terminal Service Order by TRMC;

(iv)
Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v)
Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)       Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000.  Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)
Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.

(b)    Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by TRMC, TRMC will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Terminal Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.
(d)    Self-Insurance. TRMC shall be solely responsible for any deductibles or self-insured retention.

28.	NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259

For legal notices:
Attention: Charles L. Magee, General Counsel
phone: (253) 896-8766
email: charles.l.magee@tsocorp.com

For all other notices and communications:
Attention: Paul E. Carlson, Director of Supply Operations
phone: (210) 626-4389
email: paul.e.carlson@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259

For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
email: charles.s.parrish@tsocorp.com

For all other notices and communications:
Attention: Rick D. Weyen, Vice President, Logistics
phone: (210) 626-4379
email: rick.d.weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

29.	CONFIDENTIAL INFORMATION
(a)    Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 29. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(i)    is available, or become available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 29, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)    Required Disclosure. Notwithstanding Section 29(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 29, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement or any Terminal Service Order (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 29 shall survive the termination of this Agreement for a period of two (2) years.

30.	MISCELLANEOUS
(a)    Modification; Waiver. This Agreement or any Terminal Service Order may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or any Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Terminal Service Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Integration. This Agreement, together with the Schedules and Terminal Service Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Parties acknowledge that they have executed other agreements on or prior to the Commencement Date, including the

Contribution Agreement, Amendment No. 1 to the Second Amended and Restated Omnibus Agreement and the Amendment and Restatement of Schedules to the Second Amended and Restated Omnibus Agreement, the Master Terminalling Services Agreement – Southern California and the Amendment and Restatement of Schedules to the Amended and Restated Operational Services Agreement, each by and among the parties thereto. In the event of conflict with regard to the subject matter hereof between the above-referenced documents and this Agreement (together with the Schedules and Terminal Service Orders), this Agreement (together with the Schedules and Terminal Service Orders) shall control.
(c)    Governing Law; Jurisdiction. This Agreement and any Terminal Service Order shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
(d)    Counterparts. This Agreement and any Terminal Service Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)    Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or any Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement and any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h)    Schedules and Terminal Service Orders(s). Each of the Schedules and Terminal Service Order(s) attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ PHILLIP M. ANDERSON	By:	/s/ GREGORY J. GOFF
	Phillip M. Anderson		Gregory J. Goff
	President		President

Solely with respect to Section 25(a):		Solely with respect to Section 25(a):
TESORO LOGISTICS GP, LLC		TESORO LOGISTICS LP

By:	/s/ PHILLIP M. ANDERSON
	Phillip M. Anderson	By:	Tesoro Logistics GP, LLC, its
	President		general partner

		By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

Signature Page to Carson Storage Services Agreement

SCHEDULE A
The crude oil storage facility located at 24696 South Wilmington in Carson, California, including 5 above-ground storage tanks, with approximately 117 acres of real property and a main office located thereon, and including the option to expand such facility to include the Leased Premises.

Schedule A –
Carson Storage Services Agreement

SCHEDULE B
TANKS

TANK NUMBER	SHELL CAPACITY (in Barrels)
401	345,000
402	350,000
403	350,000
404	434,000
405	441,000
TOTAL:	1,920,000

Schedule B –
Carson Storage Services Agreement

EXHIBIT 1
FORM OF TERMINAL SERVICE ORDER
(CARSON [ ]- ___, 20__)

This Terminal Service Order is entered as of ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Carson Storage Services Agreement dated as of __________, 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, the parties hereto agree to the following provisions:
(i)    the Operating Capacity and Shell Capacity of each Tank;
(ii)    the Storage Services Fee pursuant to Section 5;
(iii)    any reimbursement pursuant to Section 8(a);
(iv)     any Surcharge pursuant to Section 8(b);
(v)    any modification, cleaning, or conversion of a Tank as requested by TRMC pursuant to Section 9(a);
(vi)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(vii)     any other services that may be agreed upon by the Parties.
Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

Exhibit 1 –
Carson Storage Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:
Name:
Title:

TESORO LOGISTICS OPERATIONS LLC

By:
Name:
Title:

Exhibit 1 –
Carson Storage Services Agreement